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                                                                    Exhibit 10.1


                             DDGS MARKETING CONTRACT

         This DDGS Marketing Contract is made and entered into this 7th day of June, 2001 by and between DAKOTA ETHANOL, LLC having an address of Post Office Box 100, Wentworth, South Dakota, 57075 (hereinafter referred to as "Owner"), and DAKOTA COMMODITIES (a division of Broin Enterprises, Inc.), having an address of 851 Washington Street, Scotland, South Dakota, 57059 (hereinafter referred to as "Marketer").

                                   WITNESSETH:

         WHEREAS, the Owner would like to utilize the services of Marketer to market Dry Distiller's Grain with Solubles, Modified Wet Distiller's Grain, Wet Distiller's Grain, and Solubles (syrup), herein collectively referred to as DDGS from its plant near Wentworth, South Dakota; and,

         WHEREAS, the Marketer has the ability and experience to market DDGS;
and,

         WHEREAS, the parties desire to enter into and execute this Contract for the purpose of setting forth terms and conditions.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties agree as follows:

                                    AGREEMENT

         The Owner gives Marketer exclusive rights to market all Distiller's Feed Products from its ethanol plant near Wentworth, South Dakota. Marketer will market all DDGS for an initial period of five years from the date the plant begins production of DDGS.

         The Owner will inform the Marketer of daily inventories, plant shutdowns, daily production projections, and any other information requested by the Marketer.

         Marketer will be responsible for arranging truck and rail transportation.

         Owner agrees to participate in and share the cost for DDGS promotional activities with Marketer.

                                      FEES

         Marketer will guarantee the sale of the Owner's DDGS at available market prices. The Marketing Fee will be 3% of gross monthly DDGS sales, with a minimum annual marketing fee of $200,000 per year, F.O.B. the plant site near Wentworth, South Dakota.

                                     BILLING

         Marketer will be responsible for billing and receipt of payment for all DDGS. Marketer will be responsible for paying all freight bills. Owner will be invoiced for actual freight costs from Marketer. Each Thursday a payment will be made to Owner for all DDGS invoiced 13-19 days prior that have been paid by customer. The marketing fee will be deducted from each payment to Owner.


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         Owner will be responsible for furnishing Marketer with a report by
10:00 a.m. each workday of the previous day's shipments.

         Owner will be responsible for EDI billing of railcars. Marketer will be responsible for tracing railcars.

                                   COLLECTIONS

         Marketer will make reasonable efforts to review the creditworthiness of the Owner's DDGS customers. As deemed necessary, at Marketer's discretion, Marketer will obtain, at its expense, Credit Bureau reports or Dun and Bradstreet reports for customers of the Owner. Marketer will then recommend to Owner which, if any, accounts Marketer feels should be rejected. Owner will have the right to request and review the rejection recommendations and/or reports and notify the Marketer in writing of any customers that should not be rejected and additional customers that are rejected by the Owner. The Marketer will not sell product to any customers rejected by the Marketer or Owner.

         Marketer will make reasonable efforts to collect any past due accounts. Any collection agency fees resulting from the collections process will be borne by the Owner. All accounts receivable losses arising from the marketing of DDGS are the sole responsibility of the Owner.

                                      TERMS

         The term of this Contract is for a period of five (5) years from the start of production of DDGS. This Contract renews automatically for an additional five (5) years, at the end of each five (5) year period, unless discontinued by either party. Notice of discontinuation must be made in writing at least three (3) months prior to the expiration date of the Contract.

                          DISCONTINUATION OF PRODUCTION

         In the case that Owner wishes to discontinue the production of DDGS, Owner will notify Marketer one year in advance so that all contract commitments made by Marketer may be met. If less than one year notice of discontinuance of production is provided to Marketer, or if unforeseen circumstances cause the cease of production, Owner grants Marketer the right to buy in product shortfalls for the account of Owner on any unfulfilled contracts, and that any associated losses will be reimbursed by Owner to Marketer.

                                    LIABILITY

         Any and all liability related to the product shall remain the sole liability of owner.

                                    INSURANCE

         Marketer will provide Owner with a certificate of insurance showing a minimum of one million dollars in liability coverage.

         Owner will provide Marketer with a certificate of insurance showing a minimum of one million dollars in liability coverage.


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                                    REPORTING

         Marketer will provide Owner with the following reports on a regular basis during the term of this Contract:

                                LISTS OF REPORTS

                 Report                                      Frequency
                 ------                                      ---------
                 Shipping Orders                             Daily
                 Railcar Tracing                             Daily
                 Market Information                          Weekly
                 Contract Summary                            Monthly

         Owner will provide Marketer with the following reports on a regular basis for the term of the contract.

                 Daily Production                            Daily
                 Summary of Shipments                        Daily

                                 INDEMNIFICATION

         1. INDEMNITY BY THE OWNER. Owner shall indemnify, hold harmless and defend the Marketer, and its officers, directors, employees and agents from and against any and all claims, actions, damages, liabilities and expenses, including but not limited to, attorneys' and other professional fees, in connection with loss of life, personal injury and/or damage to property of third parties, arising from or out of Marketer's services attorneys' and other professional fees, in connection with loss of life, personal injury and/or damage to property of third parties, arising from or out of Marketers' services provided under the terms and conditions of this Agreement, except that Owner shall not indemnify, hold harmless and defend Marketer from (i) the negligent or intentional acts of the Marketer and its officers, directors, employees and agents, (ii) any act beyond the scope of the Marketer's services to be rendered under the terms and conditions of this Agreement, and (iii) any violation of laws, regulations, ordinances and/or court orders. Any and all liability related to the product shall remain the sole liability of the Owner.

         2. INDEMNITY BY THE MARKETER. Marketer shall indemnify, hold harmless and defend the Owner, and its governors, employees an d agents from and against any and all claims, actions, damages, liabilities and expenses, including, but not limited to, attorneys' and other professional fees, in connection with loss of life, personal injury and/or damage to property of third parties arising from or out of (i) the negligent or intentional acts of Marketer and its officers, directors, employees and agents, (ii) any act beyond the scope of Marketer's services to be rendered under the terms and conditions of this Agreement, and
(iii) any violation of laws, regulations, ordinances and/or court orders.


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                         ENTIRE AGREEMENT AND AMENDMENT

         This Contract contains the entire DDGS Marketing agreement between the parties. No oral statements, representations or prior written matter not contained in this Contract shall have any effect regarding DDGS Marketing. This Contract shall not be amended or modified in any manner except by a writing executed by both parties.

                                  NO ASSIGNMENT

         Marketer shall not, without the prior written consent of Owner, assign, transfer or subcontract any rights or obligations of Marketer under this Contract. If the shareholders of Marketer sell, assign or transfer a controlling interest in Marketer, or if Marketer sells substantially all of its assets, Owner shall have the right to terminate this Contract without liability to the Marketer.

         IN WITNESS WHEREOF, the parties hereto have executed this Contract on the date and year first above written.

DAKOTA ETHANOL, L.L.C.         (Owner)


     BY     /s/ Doug Van Duyn
         ---------------------------------------
         Its Chairman Doug Van Duyn

and


     BY    /s/ Brian D. Woldt
         ---------------------------------------
         Its Secretary - Brian D. Woldt

DAKOTA COMMODITIES (Marketer)
     (A division of Broin Enterprises, Inc.)


     BY  /s/ Henry Bender, Director of Marketing
         ---------------------------------------
                                 Title

WITNESS  /s/ Mike Salonen
        -------------------